Exhibit 5.3

June 13, 2012

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 File No. 333-181918 (the “Registration Statement”) being filed by Tyson Foods, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company set forth in the Registration Statement (collectively, the “Subsidiary Guarantors” and, together with the Company, the “Obligors”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Section 462(e) and the Securities Act. Pursuant to the Registration Statement: (i) the Company is issuing $1,000,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2022 (the “Notes”) and (ii) the Subsidiary Guarantors are providing guarantees of the Notes (the “Guarantees” and, together with the Debt Securities, the “Securities”). The Securities are to be issued under the Indenture, dated as of June 1, 1995 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as successor trustee (the “Trustee”), to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank, N.A.), the original trustee, to be supplemented by the Supplemental Indenture to be dated June 13, 2012 (the “Supplemental Indenture”) among the Obligors and the Trustee. We have acted solely as Oklahoma counsel for DFG Foods, L.L.C., an Oklahoma limited liability company (the “Oklahoma Guarantor”), one of the Subsidiary Guarantors.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

We have reviewed the following documents:

(i) the Registration Statement,

(ii) Certified transcript of the documents on file with the Oklahoma Secretary of State for the Oklahoma Guarantor, including the Articles of Organization of the Oklahoma Guarantor, dated June 4, 2012;

(iii) Certificate of Good Standing for the Oklahoma Guarantor issued by the Oklahoma Secretary of State dated June 4, 2012;

(iv) Operating Agreement of the Oklahoma Guarantor dated October 13, 1998;

(v) Action by Written Consent of the members of the Oklahoma Guarantor adopting resolutions relating to the Registration Statement, a supplemental indenture to the Indenture relating to the Guarantee of the Oklahoma Guarantor and the creation and issuance of the Guarantee by the Oklahoma Guarantor of any series of Debt Securities dated June 5, 2012; and

(vi) Assistant Secretary’s Certificate of the Oklahoma Guarantor dated June 5, 2012.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Oklahoma Guarantor.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	Oklahoma Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Oklahoma.

2.	The Oklahoma Guarantor has the requisite limited liability company power and authority to authorize the issuance of the Guarantee by the Oklahoma Guarantor and performance by the Oklahoma Guarantor of the Supplemental Indenture.

3.	The execution, delivery and performance of the Supplemental Indenture and the creation and issuance of the Guarantee by the Oklahoma Guarantor have been duly authorized by all necessary limited liability company action by the Oklahoma Guarantor.

For the purposes of this opinion letter, the following assumptions, qualifications and limitations are applicable:

a)	The opinions in paragraph 1 above are based solely on our review of the documents described in paragraphs (ii) and (iii) above;

b)	the authorization by the Oklahoma Guarantor of the transactions described above and the instruments, agreements and other documents entered into or to be entered into by the Oklahoma Guarantor as described above have not have been modified or rescinded;

c)	We have assumed that the Oklahoma Guarantor is indirectly a wholly owned subsidiary of the Company and the execution, delivery and performance of the Indenture are necessary or incident to the conduct, promotion, or attainment of the business of the Oklahoma Guarantor;

d)	This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction; and

e)	We have not been involved in the preparation of any registration statement or in the negotiation, preparation, or execution of the Indenture or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, and assumptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. Sidley Austin LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion letter with respect to matters set forth herein that are governed by Oklahoma law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ McAfee & Taft

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